Exhibit 8.1

To Call Writer Directly:
312 861-2000

200 East Randolph Drive
Chicago, Illinois 60601

312 861-2000

www.kirkland.com

Facsimile:
312 861-2200

October 12, 2005

Triad Financial Corporation
7711 Center Avenue, Suite 100
Huntington Beach, California 92647

Re:     Registration Statement on Form S-4 (Registration No. 333-126538)

Ladies and Gentlemen:

     We are issuing this opinion letter in our capacity as special legal counsel to Triad Financial Corporation, a California corporation (the “Issuer”). This opinion letter is being delivered in connection with the proposed registration by the Issuer of $150,000,000 in aggregate principal amount of the Issuer’s 11.125% Senior Notes due 2013, Series B (the “Exchange Notes”) pursuant to a Registration Statement on Form S-4 (Registration No. 333-126538) as filed with the Securities and Exchange Commission (the “Commission”) on or about the date hereof, under the Securities Act of 1933, as amended (the “Act”) (such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement”).

     You have requested our opinion as to material United States federal income tax consequences of participating in the exchange offer for Exchange Notes described in the Registration Statement. Our opinion, under the law in effect on the date hereof, is set forth in the statements made in the Registration Statement under the caption “United States Federal Income Tax Consequences—U.S. Holders—The Exchange Offer.”

     The opinion set forth therein is based on the applicable provisions of the Internal Revenue Code of 1986, as amended; the Treasury Regulations promulgated or proposed thereunder; current positions of the Internal Revenue Service (the “IRS”) contained in published revenue rulings, revenue procedures and announcements; existing judicial decisions; and other applicable authorities, all of which are subject to change, possibly with retroactive effect.

     Unlike a ruling from the IRS, opinions of counsel are not binding on the IRS. Hence, no assurance can be given that the opinion stated in the Registration Statement will not be successfully challenged by the IRS or rejected by a court. We express no opinion concerning any Federal income tax matter other than those discussed in the Registration Statement under the caption “United States Federal Income Tax Consequences—U.S. Holders—The Exchange Offer.”

London               Los Angeles                Munich               New York               San Francisco               Washington, D.C.

Triad Financial Corporation
October 12, 2005

     We hereby consent to the filing of this opinion with the Commission as Exhibit 8.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

IRS Circular 230 Disclosure

     To ensure compliance with the requirements imposed by the Internal Revenue Service, we inform you that any tax advice contained in this opinion was not intended or written to be used, and cannot be used, by any taxpayer for the purpose of avoiding any tax-related penalties under the U.S. Internal Revenue Code. Tax advice contained in this opinion was written in connection with the marketing or promotion of the transactions or matters addressed by the opinion. Each taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.

Sincerely,

/s/ Kirkland & Ellis LLP

KIRKLAND & ELLIS LLP